U.S.    SECURITIES AND EXCHANGE COMMISSION Washington, D.C.
                             20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

   Fonner                           Sally                   A.
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   (Last) (First) (Middle)

    1268 Bayshore Boulevard
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                                    (Street)

    Dunedin                          Florida                34698
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   (City) (State) (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

   Tamboril Cigar Company
   Pink Sheets - SMKEQ
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year

   February 2003

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5. If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X] Director [X] 10% Owner [X] Officer (give title below) [_] Other (specify below)


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7. Individual or Joint/Group Filing (Check applicable line)

     [X] Form filed by one Reporting Person [_] Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4. 5. Owner-
                                                                 Securities
                                                                 Acquired (A) or
                                                                 Amount of ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock, $.0001 par value          2/3/03        C            16,613,500     A     $.05*
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Common Stock, $.0001 par value          2/3/03        C             2,000,000     A     $.05*
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Common Stock, $.0001 par value          2/3/03                                                    20,813,500     D
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
*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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

                                                                                                          10.
                                                                                                          9.
                                                                                                          Owner-
                                                                                                          Number
                                                                                                          ship
                                                                                                          of
                                                                                                          Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

Series B Convertible
Preferred Stock                                                               Common
$50 stated value    $50*    2/3/03     C            16,613.5  N/A     N/A     Stock   16,613,500  $.05*   0
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8% Convertible                                                                Common
Debentures       $100,000*  2/3/03     C            $100,000  N/A     N/A     Stock    2,000,000  $.05*   0
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
Explanation of Responses:

* On January 23, 2003, the Reporting Person purchased 2,200,000 shares of Common Stock, 16,613.5 shares of Preferred Stock and $100,000 of Debentures for $50 in cash. Therefore, the Reporting Person's effective cost is $.0000024 per share of Common Stock. This report on Form 4 is filed to report the conversion of the Preferred Stock and Debentures into Common Stock.


/s/ Sally A. Fonner                                         February 5, 2003
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      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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